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                                                            Exhibit 11
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Earnings Per Share

                                                   Three Months Ended
                                                        March 31
                                                  --------------------
                                                    1999          1998
                                                  ------        ------
                                          (In millions, except per share data)

EARNINGS
Basic:
Net income, as reported                              $165         $195
Dividends on preferred stock, net of taxes             (2)          (2)
Premium on preferred shares redeemed                   (1)          (1)
                                                    -----        -----
 Net income available to common shareholders         $162         $192
                                                    =====        =====

Diluted:
Net income available to common shareholders          $162         $192
  Effect of dilutive securities:
   Convertible preferred stock                          2            2
   Convertible monthly income preferred securities      2            1
   Zero coupon convertible notes                        1            1
                                                    -----        -----
 Net income available to common shareholders         $167         $196
                                                    =====        =====

COMMON SHARES
Basic:
 Weighted average common shares outstanding           230          234
                                                    =====        =====
Diluted:
  Weighted average common shares outstanding          230          234
  Effect of dilutive securities:
   Stock options                                        2            4
   Convertible preferred stock                          7            8
   Convertible monthly income preferred securities      7            7
   Zero coupon convertible notes                        3            3
                                                    -----        -----
           Total                                      249          256
                                                    =====        =====

EARNINGS PER COMMON SHARE
Basic                                               $0.70        $0.82
                                                    =====        =====
Diluted                                             $0.67        $0.77
                                                    =====        =====